TRACTOR SUPPLY COMPANY REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS; UPDATES FISCAL 2024 FINANCIAL OUTLOOK

Brentwood, Tenn., October 24, 2024 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States (the “Company”), today reported financial results for its third quarter ended September 28, 2024.

●	Net Sales Increased 1.6% to $3.47 Billion
●	Comparable Store Sales Experienced a Slight Decrease of 0.2%
●	Diluted Earnings per Share (“EPS”) of $2.24
●	Company Raises Lower End of Annual Guidance for Sales and Earnings
●	Definitive Agreement Reached to Acquire Allivet, a leading online pet pharmacy

“We delivered on our expectations for the third quarter amid a tepid retail sales environment while advancing our Life Out Here strategy. The fundamentals of our business remain strong with ongoing market share gains. With nearly 50% of our stores in Project Fusion layout and more than 550 garden centers, we continue to invest in our stores, supply chain and capabilities that build customer loyalty and elevate the standard for our sector. My thanks and appreciation go out to the entire Tractor Supply team for their engagement and commitment to serving Life Out Here, especially during this challenging hurricane season,” said Hal Lawton, President and Chief Executive Officer of Tractor Supply.

“We remain very excited about the future for Tractor Supply to better serve our customers, capture market share, generate consistent, profitable growth and create ongoing long-term value for our shareholders. Today’s announcement of our acquisition of Allivet, a leading online pet pharmacy, is a great example of unlocking new opportunities for growth. We look forward to bringing pet Rx to our 37 million Neighbor’s Club members. As we look towards the back half of the decade, the team is energized to continue to capitalize on the many significant opportunities within our Life Out Here strategy and we look forward to sharing more details in the coming months.”

Third Quarter 2024 Results
Net sales for the third quarter of 2024 increased 1.6% to $3.47 billion from $3.41 billion in the third quarter of 2023. The increase in net sales was driven by new store openings. Comparable store sales declined 0.2%, as compared to the third quarter of 2023, driven by a comparable average transaction count increase of 0.3%, offset by a comparable average ticket decrease of 0.5%. Comparable store sales results reflect continued strength in big ticket categories, partially offset by declines in year-round discretionary categories. As expected, consumable, usable and edible products were modestly negative with positive unit growth offset by average unit price pressure.

Gross profit increased 3.2% to $1.29 billion from $1.25 billion in the prior year’s third quarter, and gross margin increased 56 basis points to 37.2% from 36.7% in the prior year’s third quarter. The gross margin rate increase was primarily attributable to ongoing lower transportation costs along with disciplined product cost management and the continued execution of an everyday low price strategy. These improvements in gross margin rate were partially offset by growth in big ticket categories, which have below chain-average margins.

Selling, general and administrative (“SG&A”) expenses, including depreciation and amortization, increased 6.2% to $965.8 million from $909.6 million in the prior year’s third quarter. As a percentage of net sales, SG&A expenses increased 119 basis points to 27.8% from 26.7% in the third quarter of 2023. The increase in SG&A as a percent of net sales was primarily attributable to planned growth investments including the onboarding of a new distribution center, lapping a one-time depreciation expense benefit in the prior year of $11 million or approximately 35 basis points and modest deleverage of the Company’s fixed costs given the slight decline in comparable store sales. These factors were partially offset by a disciplined focus on productivity, cost control and modest benefits from the Company’s sale-leaseback strategy.

Operating income was $324.6 million in the third quarter of 2024 compared to $340.9 million in the third quarter of 2023.

The effective income tax rate was 22.3% compared to 23.0% in the third quarter of 2023.

Net income decreased 5.3% to $241.5 million from $255.0 million. Diluted EPS decreased 3.9% to $2.24 compared to $2.33 in the third quarter of 2023. The above-mentioned one-time depreciation expense adjustment benefited the prior year’s diluted EPS by $0.08.

The Company repurchased approximately 0.6 million shares of its common stock for $149.8 million and paid quarterly cash dividends totaling $117.8 million, returning a total of $267.6 million of capital to shareholders in the third quarter of 2024.

The Company opened 16 new Tractor Supply stores in the third quarter of 2024.

Fiscal Year 2024 Financial Outlook
Based on year-to-date performance and its outlook, Tractor Supply is updating its financial guidance. For fiscal year 2024, the Company now expects the following:

	Updated	Previous
Net Sales	$14.85 billion to $15.0 billion	$14.8 billion to $15.0 billion
Comparable Store Sales	0.0% to +1.0%	(0.5%) to +1.0%
Operating Margin Rate	9.8% to 10.1%	9.8% to 10.1%
Net Income	$1.09 billion to $1.12 billion	$1.08 billion to $1.12 billion
Earnings per Diluted Share	$10.10 to $10.40	$10.00 to $10.40

Conference Call Information
Tractor Supply Company will hold a conference call today, Thursday, October 24, 2024 at 10 a.m. ET. The call will be webcast live at IR.TractorSupply.com. An investor presentation will be available on the investor relations section of the Company’s website at least 15 minutes prior to the conference call.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
For more than 85 years, Tractor Supply Company (NASDAQ: TSCO) has been passionate about serving the needs of recreational farmers, ranchers, homeowners, gardeners, pet enthusiasts and all those who enjoy living Life Out Here. Tractor Supply is the largest rural lifestyle retailer in the U.S., ranking 293 on the Fortune 500. The Company’s more than 50,000 Team Members are known for delivering legendary service and helping customers pursue their passions, whether that means being closer to the land, taking care of animals or living a hands-on, DIY lifestyle. In store and online, Tractor Supply provides what customers need – anytime, anywhere, any way they choose at the low prices they deserve.

As of September 28, 2024, the Company operated 2,270 Tractor Supply stores in 49 states. For more information on Tractor Supply, visit www.tractorsupply.com.

Tractor Supply Company also owns and operates Petsense by Tractor Supply, a small-box pet specialty supply retailer providing products and services for pet owners. As of September 28, 2024, the Company operated 205 Petsense by Tractor Supply stores in 23 states. For more information on Petsense by Tractor Supply, visit www.Petsense.com.

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Contacts:
Investors
Mary Winn Pilkington (615) 440-4212
Joseph Underwood (615) 440-4658
investorrelations@tractorsupply.com

Media
Tricia Whittemore (615) 440-4410
corporatecommunications@tractorsupply.com

Forward-Looking Statements
This press release contains certain forward-looking statements, including statements regarding market share gains, value creation, customer trends, new stores and distribution centers, property development plans, return of capital, and financial guidance for 2024, including net sales, comparable store sales, operating margin rates, net income, earnings per diluted share, capital expenditures and plans, share repurchase, and sale-leaseback transactions. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. Forward-looking statements are usually identified by or are associated with such words as “will,” “would,” “intend,” “expect,” “continue,” “believe,” “anticipate,” “optimistic,” “forecasted” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. As with any business, all phases of our operations are subject to facts outside of our control. These factors include, without limitation, those factors discussed in the “Risk Factors” section of the Company’s Annual Reports or Form 10-K and other filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended June 29, 2024, which describes additional risks relating to the scrutiny of our social and environmental strategies, initiatives and targets and our policies related thereto, which could adversely affect public perception of our business, employee morale, customer or stockholder support and have a material adverse effect on our business, liquidity, financial condition, and/or results of operations. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

(Financial tables to follow)

Consolidated Statements of Income
(Unaudited)
(in thousands, except per share and percentage data)

	Three Months Ended				Nine Months Ended
	September 28, 2024		September 30, 2023		September 28, 2024		September 30, 2023
		% of		% of		% of		% of
		Net		Net		Net		Net
		Sales		Sales		Sales		Sales
Net sales	$3,468,245	100.00%	$3,411,980	100.00%	$11,109,700	100.00%	$10,895,900	100.00%
Cost of merchandise sold	2,177,797	62.79	2,161,501	63.35	7,042,773	63.39	6,960,744	63.88
Gross profit	1,290,448	37.21	1,250,479	36.65	4,066,927	36.61	3,935,156	36.12
Selling, general and administrative expenses	852,299	24.57	819,311	24.01	2,590,637	23.32	2,500,704	22.95
Depreciation and amortization	113,550	3.27	90,263	2.65	327,107	2.94	289,775	2.66
Operating income	324,599	9.36	340,905	9.99	1,149,183	10.34	1,144,677	10.51
Interest expense, net	13,875	0.40	9,539	0.28	37,389	0.34	34,562	0.32
Income before income taxes	310,724	8.96	331,366	9.71	1,111,794	10.01	1,110,115	10.19
Income tax expense	69,254	2.00	76,365	2.24	246,960	2.22	250,792	2.30
Net income	$241,470	6.96%	$255,001	7.47%	$864,834	7.78%	$859,323	7.89%

Net income per share:
Basic	$2.25		$2.34		$8.04		$7.85
Diluted	$2.24		$2.33		$8.00		$7.81

Weighted average shares outstanding:
Basic	107,167		108,774		107,614		109,415
Diluted	107,678		109,342		108,147		110,055

Dividends declared per common share outstanding	$1.10		$1.03		$3.30		$3.09

Note: Percent of net sales amounts may not sum to totals due to rounding.

Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net income	$241,470	$255,001	$864,834	$859,323

Other comprehensive (loss) / income:
Change in fair value of interest rate swaps, net of taxes	(2,130)	(924)	(4,243)	(1,983)
Total other comprehensive (loss) / income	(2,130)	(924)	(4,243)	(1,983)
Total comprehensive income	$239,340	$254,077	$860,591	$857,340

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 28, 2024	September 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$186,294	$421,693
Inventories	3,082,519	2,834,247
Prepaid expenses and other current assets	199,967	278,174
Income taxes receivable	14,381	—
Total current assets	3,483,161	3,534,114
Property and equipment, net	2,632,895	2,273,646
Operating lease right-of-use assets	3,295,678	3,084,947
Goodwill and other intangible assets	269,520	267,329
Other assets	86,643	44,978
Total assets	$9,767,897	$9,205,014

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,349,817	$1,412,186
Accrued employee compensation	53,065	49,957
Other accrued expenses	551,847	454,513
Current portion of finance lease liabilities	3,402	3,304
Current portion of operating lease liabilities	387,578	365,189
Income taxes payable	—	33,647
Total current liabilities	2,345,709	2,318,796
Long-term debt	1,831,218	1,728,255
Finance lease liabilities, less current portion	28,831	32,156
Operating lease liabilities, less current portion	3,082,653	2,848,385
Deferred income taxes	48,800	30,006
Other long-term liabilities	141,926	136,285
Total liabilities	7,479,137	7,093,883

Stockholders’ equity:
Common stock	1,423	1,418
Additional paid-in capital	1,362,463	1,302,268
Treasury stock	(5,869,286)	(5,347,302)
Accumulated other comprehensive income	2,550	9,292
Retained earnings	6,791,610	6,145,455
Total stockholders’ equity	2,288,760	2,111,131
Total liabilities and stockholders’ equity	$9,767,897	$9,205,014

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Nine Months Ended
	September 28, 2024	September 30, 2023
Cash flows from operating activities:
Net income	$864,834	$859,323
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	327,107	289,775
(Gain)/loss on disposition of property and equipment	(38,751)	(27,460)
Share-based compensation expense	35,124	45,150
Deferred income taxes	(21,212)	8,082
Change in assets and liabilities:
Inventories	(436,665)	(147,521)
Prepaid expenses and other current assets	9,092	(28,647)
Accounts payable	170,014	13,554
Accrued employee compensation	(38,413)	(73,019)
Other accrued expenses	(227)	(53,795)
Income taxes	(11,920)	24,176
Other	44,627	28,308
Net cash provided by operating activities	903,610	937,926
Cash flows from investing activities:
Capital expenditures	(538,018)	(526,723)
Proceeds from sale of property and equipment	77,895	57,801
Proceeds from Orscheln acquisition net working capital settlement	—	4,310
Proceeds from sale of Orscheln corporate headquarters and distribution center	—	10,000
Net cash used in investing activities	(460,123)	(454,612)
Cash flows from financing activities:
Borrowings under debt facilities	585,000	1,767,000
Repayments under debt facilities	(485,000)	(1,195,000)
Debt discounts and issuance costs	—	(9,729)
Principal payments under finance lease liabilities	(1,317)	(3,606)
Repurchase of shares to satisfy tax obligations	(23,618)	(24,015)
Repurchase of common stock	(406,663)	(480,407)
Net proceeds from issuance of common stock	32,516	19,853
Cash dividends paid to stockholders	(355,182)	(338,219)
Net cash used in financing activities	(654,264)	(264,123)
Net (decrease)/increase in cash and cash equivalents	(210,777)	219,191
Cash and cash equivalents at beginning of period	397,071	202,502
Cash and cash equivalents at end of period	$186,294	$421,693

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$36,433	$29,011
Income taxes cash paid	278,273	215,637

Supplemental disclosures of non-cash activities:
Non-cash accruals for property and equipment	$75,332	$20,359
Increase of operating lease assets and liabilities from new or modified leases	442,399	481,177
Increase of finance lease assets and liabilities from new or modified leases	—	450

Selected Financial and Operating Information
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Sales Information:
Comparable store sales increase (decrease)	(0.2)%	(0.4)%	—%	1.5%
New store sales (% of total sales)	2.0%	4.6%	2.0%	4.6%
Average transaction value	$58.87	$59.26	$60.48	$60.74
Comparable store average transaction value (decrease)/increase (a)	(0.5)%	(0.3)%	(0.2)%	1.0%
Comparable store average transaction count increase	0.3%	—%	0.3%	0.4%
Total selling square footage (000’s)	38,668	38,132	38,668	38,132
Exclusive brands (% of total sales)	29.1%	29.3%	28.8%	29.5%
Imports (% of total sales)	10.4%	11.1%	10.8%	11.3%

Store Count Information:
Tractor Supply
Beginning of period	2,254	2,181	2,216	2,147
New stores opened	16	17	54	51
Stores closed	—	—	—	—
End of period	2,270	2,198	2,270	2,198
Petsense by Tractor Supply
Beginning of period	205	192	198	186
New stores opened	—	4	7	10
Stores closed	—	(1)	—	(1)
End of period	205	195	205	195
Consolidated end of period	2,475	2,393	2,475	2,393

Pre-opening costs (000’s)	$2,240	$2,743	$6,853	$10,685

Balance Sheet Information:
Average inventory per store (000’s) (b)	$1,161.6	$1,114.2	$1,161.6	$1,114.2
Inventory turns (annualized)	3.03	3.34	3.28	3.48
Share repurchase program:
Cost (000’s) (c)	$151,342	$136,778	$410,431	$491,394
Average purchase price per share	$267.13	$214.45	$259.22	$222.20

(a) Comparable store average transaction value changes include the impact of transaction value changes achieved on the current period change in transaction count.
(b) Assumes average inventory cost, excluding inventory in transit.
(c) Effective January 1, 2023, the Company’s share repurchases are subject to a 1% excise tax as a result of the Inflation Reduction Act of 2022. Excise taxes incurred on share repurchases represent direct costs of the repurchase and are recorded as a part of the cost basis of the shares within treasury stock.
Note: Comparable store metrics percentages may not sum to total due to rounding.

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Capital Expenditures (millions):
Existing stores	$75.6	$84.1	$209.8	$246.2
New stores, relocated stores and stores not yet opened	59.1	10.8	178.8	72.3
Information technology	35.7	35.3	95.8	86.4
Distribution center capacity and improvements	13.0	46.7	45.2	120.4
Corporate and other	4.8	0.2	8.4	1.4
Total	$188.2	$177.1	$538.0	$526.7